UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	July 1, 2008

Federal Home Loan Bank of New York
__________________________________________
(Exact name of registrant as specified in its charter)

Federally Chartered Corporation	000-51397	136400946
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

101 Park Avenue, Floor 5, New York, New York		10178-0599
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	212-441-6616

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

Each month, the Chief Executive Officer of the Bank issues a ‘Report from the President’ (the "Report") to each shareholder. Such Reports may contain information that may be important to security holders. A copy of the Report to shareholders for the month of June 2008 issued on July 1, 2008 appears below.

July 1, 2008

TO: All Stockholders
(Individually Addressed)

SUBJECT: Report for the Month

At the Bank

Advances Averaged $86.1 Billion

In May, advances averaged $86.1 billion, up $2.2 billion from April and $26 billion from May 2007. Month-end advances totaled $87.9 billion. In a recent analysis of the Federal Home Loan Banks, Standard & Poor's wrote, "Without adding unwarranted credit risk, system banks afforded members a consistent and reliable liquidity channel that may have been taken for granted without this scenario. . . . The FHLB System became, and continues to be, a trusted source of liquidity for all lenders who participate in the U.S. housing market." We appreciate the recognition by S&P. The Home Loan Bank is a trusted source of liquidity for the housing market, but we are a support player. We assist the community banker who is always there to make responsible loans. Yes, the community banker has access to the world’s capital markets through the Home Loan Banks and other regulated government-sponsored enterprises. Yet the community banker never loses his or her focus on the people on Main Street who are customers and neighbors today and every day.

Should you have any questions on how the FHLBNY can help meet your liquidity needs, please contact Adam Goldstein, Senior Vice President, Head of Sales and Marketing, at 212-441-6703 or Jim Feeney, Vice President, Director of Sales and Marketing, at 212-441-6707.

Nominations Period Opening for 2008 Election of Directors of the Home Loan Bank

On July 7, 2008, nomination certificates and related information regarding the 2008 Director election process will be mailed to all eligible participating stockholders in New Jersey and New York. One seat from New Jersey and two seats from New York are up for election this year. No seats for Puerto Rico and the U.S. Virgin Islands will be up for election this year. Each of the individuals elected will serve a three-year term starting on January 1, 2009. The deadline to return your nomination certificates to the FHLBNY is 5:00 p.m. on August 6, 2008.

Federal Home Loan Bank of New York Board of Directors
Selects Jay M. Ford to Fill Vacant New Jersey Seat

The Home Loan Bank Board of Directors has selected Jay M. Ford, President and Chief Executive Officer of Crest Savings Bank, Wildwood, New Jersey (FHFB ID 2422), to fill the unexpired term of former FHLBNY Director David Lindstrom. The term ends December 31, 2008. We welcome Mr. Ford to the Board and look forward to benefiting from his many years of experience and considerable expertise in the financial services sector.

In Washington

U.S. Senate Considers GSE Reform Bill

On May 20, 2008, the Senate Banking Committee approved, by a vote of 19 to 2, the GSE Reform Bill as a component of the Housing and Economic Recovery Act. In June, the full Senate began debating the measure. So far, the Senate has had two procedural votes that show strong support for the bill. Indications are at this time that the Senate will pass it in July. The GSE reform section of bill would abolish the Federal Housing Finance Board and OFHEO and would establish a new regulator – the Federal Housing Finance Agency – for the Federal Home Loan Banks as well as Fannie Mae and Freddie Mac. (See my June 3, 2008, President’s Report for a summary of the bill.)

We will continue to work closely with the Members of Congress and their staffs, the Council of the Federal Home Loan Banks (the trade group that represents the Federal Home Loan Banks), as well as the ABA, ICBA, and other trade groups to help ensure that the legislation as finally adopted will permit the Federal Home Loan Bank System to continue to fulfill its mission of supporting the 8,000 member lenders to ensure that credit remains available for homes and businesses on Main Street. In this regard, I would like to thank Senators Robert Menendez and Charles Schumer, members of the Senate Banking Committee, for their ongoing support of the FHLBanks.

The Home Loan Bank team thanks our members for your use of our products and services to expand the responsible availability of mortgage credit, to compete effectively in your market, and to promote strong communities. And we hope each of you has an enjoyable weekend in Celebration of Our Nation’s Birthday.

Sincerely,

Alfred A. DelliBovi
President

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This report contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as "projected," "expects," "may," or their negatives or other variations on these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Federal Home Loan Bank of New York

July 1, 2008	By:	/s/ Patrick A. Morgan

Name: Patrick A. Morgan
Title: Senior Vice President and Chief Financial Officer